Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces First Quarter 2010 Earnings

Investor/Analyst Conference Call Scheduled for May 4, 2010 at 10:00 a.m. ET

ATLANTA, May 3, 2010 – Post Properties, Inc. (NYSE: PPS) announced today a net loss attributable to common shareholders of $3.1 million, or $0.06 per diluted share, for the first quarter of 2010, compared to net income available to common shareholders of $0.4 million, or $0.01 per diluted share, for the first quarter of 2009.

The Company’s net income available to common shareholders for the first quarter of 2009 included net gains of approximately $0.9 million associated with the early extinguishment of indebtedness relating to the tender offer for its 2010 and 2011 senior unsecured notes and the prepayment of its weekly-remarketed, variable rate taxable mortgage bonds. Net income for the first quarter of 2009 also included income of approximately $0.9 million from the mark-to-market of the interest rate swap that was terminated in connection with the prepayment of the mortgage bonds discussed above, as well as income of approximately $0.4 million due to a favorable change in management’s estimates regarding the damage sustained at its Houston, Texas communities in 2008 as a result of Hurricane Ike.

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the first quarter of 2010 totaled $15.0 million, or $0.31 per diluted share, compared to $17.0 million, or $0.38 per diluted share, for the first quarter of 2009. The Company’s reported FFO for the first quarter of 2009 included net gains of approximately $2.2 million, or $0.05 per diluted share, relating to the early extinguishment of indebtedness, mark-to-market of an interest rate swap and change in previous hurricane casualty loss estimates discussed above.

Mature (Same Store) Community Data

Average economic occupancy at the Company’s 43 mature (same store) communities, containing 15,713 apartment units, was 95.0% and 93.6% for the first quarters of 2010 and 2009, respectively.

Total revenues for the mature communities decreased 4.6% and total operating expenses increased 0.4% during the first quarter of 2010, compared to the first quarter of 2009, resulting in a 7.9% decrease in same store net operating income (“NOI”). The average monthly rental rate per unit decreased 6.9% during the first quarter of 2010, compared to the first quarter of 2009.

On a sequential basis, total revenues for the mature communities decreased 0.2% and total operating expenses increased 2.1%, producing a 1.8% decrease in same store NOI for the first quarter of 2010, compared to the fourth quarter of 2009. On a sequential basis, the average monthly rental rate per unit decreased 1.0%. For the first quarter of 2010, average economic occupancy at the mature communities was 95.0%, compared to 94.4% for the fourth quarter of 2009.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Said David P. Stockert, CEO and President of Post Properties, “Operating results in the first quarter exceeded our expectations. Demand for multifamily apartments appears to be improving with the economy, and supply remains moderate. We are optimistic that conditions will become generally more favorable over the course of the year.”

Financing Activity

At-the-Market Common Equity Program

As previously announced in February 2010, the Company initiated an at-the-market common equity program for the sale of up to four million shares of common stock. The Company expects to use this program as an additional source of capital and liquidity and to maintain the strength of its balance sheet. There can be no assurance that the Company will sell any shares under this program. Sales under this program will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock, and potential use of proceeds. Through the date of this press release, the Company had not sold any shares under this program.

Line of Credit Extension and Amendment

As previously announced in March 2010, the Company amended and extended its unsecured revolving lines of credit. In connection therewith, the Company, among other things, reduced the amount available under the syndicated line of credit to $400 million and extended the maturity date for an additional one-year term to April 27, 2011.

In connection with the amendment of the Company’s $30 million revolving cash management line of credit, the maturity date was similarly extended for an additional one-year term to April 27, 2011, and the interest rate was changed to LIBOR (based on a 7-day interest period) plus 2.50% or the Base Rate (as defined in the credit agreement) plus 1.50%. The $30 million revolving line of credit carries other terms, including representations, covenants and default provisions, substantially consistent with those of the $400 million syndicated line of credit.

In connection with the amendments and extensions described above, the Company paid fees and expenses, totaling approximately $0.9 million, equal to 0.20% of the amount of the commitments under the credit agreements.

Other Financing Activity

During the first quarter of 2010, the Company repurchased preferred stock with a liquidation value of approximately $0.9 million under a rule 10b5-1 repurchase program.

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 42.8% at March 31, 2010, and variable rate debt as a percentage of total debt was 2.4% as of that same date.

As of April 30, 2010, the Company had outstanding borrowings of $18 million and letters of credit totaling approximately $4 million under its combined $430 million unsecured lines of credit.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

Development and Other Investment Activity

Development Activity

As of March 31, 2010, the Company had substantially completed construction of its existing apartment development pipeline. As of April 30, 2010, three of these apartment projects remained in lease-up and one project, Post Eastside™ in Dallas, Texas, had achieved stabilized occupancy.

As of March 31, 2010, the Company had two luxury condominium development projects under construction which are anticipated to begin delivering units in the second quarter of 2010.

As of March 31, 2010, approximately $53 million of estimated construction costs remained to be funded by the Company, including retainage and construction payables. The Company expects to fund future estimated construction expenditures primarily by utilizing available cash and cash equivalents and borrowing capacity under its unsecured revolving lines of credit and under a construction loan.

Apartment Community Remediation Activity

The Company expects to substantially complete its initiative to remediate communities with stucco exteriors or exterior insulation finishing systems by the end of the second quarter of 2010. The Company continues to estimate that the aggregate cost of this initiative will be approximately $45 million. Through March 31, 2010, the Company had incurred approximately $37.1 million of capital expenditures relating to these remediation projects. The Company expects to fund future estimated remediation expenditures primarily by utilizing available cash and cash equivalents and borrowing capacity under its revolving lines of credit.

Condominium Activity

The Company recognized incremental gains in FFO of approximately $0.7 million from condominium sales activities during the first quarter of 2010, compared to incremental losses of approximately $1.1 million during the first quarter of 2009. During the first quarter of 2010, the Company sold seven condominium units for aggregate gross sales revenues of approximately $1.8 million, compared to 11 condominium units sold in the first quarter of 2009 for aggregate gross sales revenues of approximately $2.0 million.

During the first quarter of 2010, the Company completed the sell out of its condominium conversion community in Tampa, Florida. As of April 30, 2010, the Company had one unit remaining to complete the sell out of its condominium conversion community in Houston, Texas.

Legal Proceedings

In September 2008, the Company and Federal Realty Investment Trust (“Federal”) filed suit against Vornado Realty Trust and related entities (“Vornado”) for breach of contract in the Circuit Court of Arlington County, Virginia. The breach of contract was a result of Vornado’s acquiring in transactions in 2005 and 2007 the fee interest in the land under the Company’s and Federal’s Pentagon Row project without first giving the Company and Federal the opportunity to purchase the fee interest in that land as required by the right of first offer (“ROFO”) provisions included in the documentation relating to the Pentagon Row project. On April 30, 2010, the judge in this case issued a final order ruling that Vornado failed to comply with the ROFO and as a result, breached the contract, and ordered Vornado to sell to the Company and Federal, collectively, the land under Pentagon Row for a remaining net purchase price of approximately $14.7 million. Based on indications from Vornado, the Company and Federal anticipate that Vornado will appeal.

In connection with the trial held in the Circuit Court during the first quarter of 2010, the Company incurred increased legal fees, which are included in general and administrative expenses in the Company’s consolidated statement of operations.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 21 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, non-cash income (loss) related to mark-to-market of interest rate swap agreements and non-cash debt extinguishment costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, May 4, at 10:00 a.m. ET. The telephone numbers are 877-604-9673 for US and Canada callers and 719-325-4933 for international callers. The access code is 4817627. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, May 4, and will be available until Monday, May 10, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 4817627. A replay of the call also will be archived on Post’s website under For Investors/Audio Archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the For Investors/Financial Reports/Quarterly & Other Reports section of the Company’s website at www.postproperties.com.

About Post

Post Properties, founded more than 39 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company has also developed high-quality condominiums and converted existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties owns 19,863 apartment units in 55 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 993 apartment units in three communities currently in lease-up. The Company is also developing and selling 277 luxury for-sale condominium homes in two communities (including 129 units in one community held in an unconsolidated entity) through a taxable REIT subsidiary.

Forward Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding future operating conditions, anticipated development and remediation activities (including the projected costs, timing and anticipated potential sources of financing of projected future development and remediation activities), expectations regarding the timing and delivery of completed for-sale condominium homes, expectations regarding offerings of the Company’s common stock and the use of proceeds thereof, the Company’s expectations regarding any appeal or the outcome of any such appeal in the Vornado matter and expectations regarding the outcome of other legal proceedings. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2009 and in subsequent filings with the SEC;

future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; uncertainties associated with the global capital markets, including the continued availability of traditional sources of capital and liquidity and related factors; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects on the financial markets of the emergency stabilization actions of the U.S government, U.S. Treasury, Federal Reserve and other governmental and regulatory bodies; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the impact of the lack of sales of condominium units at the Atlanta Condominium Project; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness or the responsibility for limited recourse guarantees; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium conversion and for-sale housing business, including the timing and volume of condominium sales and including the ability to sell units above sales prices; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the effectiveness of interest rate hedging contracts; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the Equal Rights Center regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the costs of remediating damage to the Company’s communities that have stucco or exterior insulation finishing systems for potential water penetration and other related issues; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended March 31,
	2010	2009
OPERATING DATA
Revenues from continuing operations	$69,143	$69,178
Net income (loss) available to common shareholders	$(3,075)	$413
Funds from operations available to common shareholders and unitholders (Table 1)	$15,044	$16,989

Weighted average shares outstanding - diluted	48,370	44,114
Weighted average shares and units outstanding - diluted	48,543	44,332

PER COMMON SHARE DATA - DILUTED
Net income (loss) available to common shareholders	$(0.06)	$0.01

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.31	$0.38

Dividends declared	$0.20	$0.20

(1)

Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 108 for the three months ended March 31, 2010. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a loss from continuing operations for this period under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 187 and 185 for the three months ended March 31, 2010 and 2009, respectively, for the computation of funds from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended March 31,
	2010	2009
Net income (loss) available to common shareholders	$(3,075)	$413
Noncontrolling interests - Operating Partnership	(11)	2
Depreciation on consolidated real estate assets, net	18,002	17,077
Depreciation on real estate assets held in unconsolidated entities	354	350
Losses (gains) on sales of condominiums	(948)	260
Incremental gains (losses) on condominium sales (1)	722	(1,113)

Funds from operations available to common shareholders and unitholders	$15,044	$16,989

Funds (deficit) from operations - per share and unit - diluted (2)	$0.31	$0.38

Weighted average shares and units outstanding - diluted (2)	48,838	44,517

(1)

For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP.

(2)

Diluted weighted average shares and units include the impact of dilutive securities totaling 108 for the three months ended March 31, 2010. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a loss from continuing operations for this period under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 187 and 185 for the three months ended March 31, 2010 and 2009, respectively, for the computation of funds from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended
	March 31, 2010	March 31, 2009	December 31, 2009
Total same store NOI	$33,198	$36,060	$33,813
Property NOI from other operating segments	2,171	194	2,162

Consolidated property NOI	35,369	36,254	35,975

Add (subtract):
Interest income	169	115	59
Other revenues	283	226	271
Depreciation	(18,471)	(17,592)	(20,053)
Interest expense	(12,613)	(14,178)	(12,979)
Amortization of deferred financing costs	(833)	(934)	(737)
General and administrative	(4,676)	(4,409)	(4,031)
Investment and development	(602)	(997)	(1,228)
Other investment costs	(669)	(653)	(111)
Impairment, severance and other charges	-	-	(4,040)
Gains (losses) on condominium sales activities, net	948	(260)	2,440
Equity in income of unconsolidated real estate entities	123	110	130
Other income (expense), net	(155)	1,059	(487)
Net gain (loss) on early extinguishment of indebtedness	-	898	(4,136)

Loss from continuing operations	(1,127)	(361)	(8,927)
Income from discontinued operations	-	2,609	-

Net income (loss)	$(1,127)	$2,248	$(8,927)

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q1 ‘10 vs. Q1 '09 % Change	Q1 ‘10 vs. Q4 '09 % Change	Q1 ‘10 % Same Store NOI
	March 31, 2010	March 31, 2009	December 31, 2009
Rental and other revenues
Atlanta	$15,596	$16,280	$15,653	(4.2)%	(0.4)%
Washington, D.C.	10,085	10,121	10,070	(0.4)%	0.1%
Dallas	10,364	11,189	10,384	(7.4)%	(0.2)%
Tampa	7,721	7,923	7,651	(2.5)%	0.9%
Charlotte	4,156	4,577	4,180	(9.2)%	(0.6)%
New York	3,282	3,675	3,337	(10.7)%	(1.6)%
Houston	2,855	3,063	2,941	(6.8)%	(2.9)%
Orlando	2,340	2,306	2,318	1.5%	0.9%
Austin	1,193	1,214	1,163	(1.7)%	2.6%

Total rental and other revenues	57,592	60,348	57,697	(4.6)%	(0.2)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	6,911	6,898	6,986	0.2%	(1.1)%
Washington, D.C.	3,833	3,584	3,629	6.9%	5.6%
Dallas	4,662	4,554	4,719	2.4%	(1.2)%
Tampa	3,042	3,217	2,904	(5.4)%	4.8%
Charlotte	1,667	1,576	1,642	5.8%	1.5%
New York	1,484	1,420	1,487	4.5%	(0.2)%
Houston	1,230	1,456	1,155	(15.5)%	6.5%
Orlando	1,045	1,022	866	2.3%	20.7%
Austin	520	561	496	(7.3)%	4.8%

Total	24,394	24,288	23,884	0.4%	2.1%

Net operating income
Atlanta	8,685	9,382	8,667	(7.4)%	0.2%	26.2%
Washington, D.C.	6,252	6,537	6,441	(4.4)%	(2.9)%	18.8%
Dallas	5,702	6,635	5,665	(14.1)%	0.7%	17.2%
Tampa	4,679	4,706	4,747	(0.6)%	(1.4)%	14.1%
Charlotte	2,489	3,001	2,538	(17.1)%	(1.9)%	7.5%
New York	1,798	2,255	1,850	(20.3)%	(2.8)%	5.4%
Houston	1,625	1,607	1,786	1.1%	(9.0)%	4.9%
Orlando	1,295	1,284	1,452	0.9%	(10.8)%	3.9%
Austin	673	653	667	3.1%	0.9%	2.0%

Total same store NOI	$33,198	$36,060	$33,813	(7.9)%	(1.8)%	100.0%

Average rental rate per unit
Atlanta	$1,036	$1,131	$1,046	(8.4)%	(1.0)%
Washington, D.C.	1,773	1,799	1,775	(1.4)%	(0.1)%
Dallas	1,008	1,093	1,023	(7.8)%	(1.5)%
Tampa	1,173	1,251	1,176	(6.2)%	(0.3)%
Charlotte	1,016	1,151	1,040	(11.7)%	(2.3)%
New York	3,586	3,939	3,641	(9.0)%	(1.5)%
Houston	1,190	1,269	1,215	(6.2)%	(2.1)%
Orlando	1,280	1,373	1,291	(6.8)%	(0.8)%
Austin	1,274	1,346	1,278	(5.3)%	(0.3)%
Total average rental rate per unit	1,213	1,303	1,225	(6.9)%	(1.0)%

Table 4

Computation of Debt Ratios

(In thousands)

	As of March 31,
	2010	2009

Total real estate assets per balance sheet	$2,112,027	$2,126,091
Plus:
Company share of real estate assets held in unconsolidated entities	99,567	123,846
Company share of accumulated depreciation - assets held in unconsolidated entities	9,251	7,407
Accumulated depreciation per balance sheet	643,642	571,199
Accumulated depreciation on assets held for sale	-	42,379

Total undepreciated real estate assets (A)	$2,864,487	$2,870,922

Total debt per balance sheet	$1,008,551	$1,090,388
Plus:
Company share of third party debt held in unconsolidated entities	123,520	82,867

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,132,071	$1,173,255

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	39.5%	40.9%

Total debt per balance sheet	$1,008,551	$1,090,388
Plus:
Company share of third party debt held in unconsolidated entities	123,520	82,867
Preferred shares at liquidation value	94,068	95,000

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,226,139	$1,268,255

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	42.8%	44.2%